UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Yellow Corporation

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As noted in Yellow Corporation’s 2022 Annual Meeting Proxy Statement, the Compensation Committee of Yellow’s Board of Directors believes that its decisions related to named executive officer compensation drive stockholder value through long-term profitability and growth. The Board urges stockholders to vote FOR Proposal 3 (non-binding advisory vote on executive compensation, known as say-on-pay). On May 19, 2022, Institutional Shareholder Services (ISS) agreed, recommending a vote FOR say-on-pay.

ISS changed its FOR recommendation on May 27, 2022, allowing us one business day prior to our annual meeting to address the new “AGAINST” say-on-pay recommendation. ISS has downgraded its view of Yellow’s responsiveness to stockholders from “sufficient” to “limited” without citing any factual errors on which it bases the change. ISS notes only in the revised recommendation its desire to have received additional facts regarding stockholder outreach. We extended invitations to 37 of our largest stockholders to meet with us, at their convenience over a period of many weeks, and five stockholders accepted our invitation. We met with all five, representing approximately 13.4% of our outstanding shares not held by the United States Department of Treasury (UST), the holder of 31% of our outstanding common stock on our annual meeting record date. During this outreach initiative, which involved contacting holders of approximately 65% of the non-UST shares, no stockholder asked for changes to our compensation program.

Yellow did not disclose in the Proxy Statement stockholder suggestions for an alternate compensation design because it did not receive any prior to filing. Yellow disclosed stockholder requests that we design compensation in a manner that motivates named executive officers to achieve results in alignment with stockholder interests. Our Compensation Discussion & Analysis shows compensation design responsive to this feedback, and ISS does not conclude otherwise. In ISS’s view in its May 19 report, Yellow had “addressed concerns by engaging with shareholders.” Even in its updated report, ISS states that “pay and performance are reasonably aligned for the year in review.”

ISS’s new recommendation notes that the Proxy Statement does not disclose “specific shareholder criticism,” and meaningful changes with respect to such criticism (which we had not received). ISS implies that a 52.3% say-on-pay vote in 2021 for 2020 compensation shows stockholder dissatisfaction regarding 2020 compensation. We note in our Proxy Statement our belief that the 2021 say-on-pay result reflects our inadequate level of outreach in late 2019 and early 2020 after a 69.4% “FOR” say-on-pay vote in 2019. Based on our stockholder outreach since the 2021 vote, the number of stockholders willing to meet with us, and the lack of compensation program suggestions in those meetings, we believe the 2021 results pertained to the lack of outreach, not to the compensation program.

ISS’s suggestion that say-on-pay should fail due to lack of disclosure of specific stockholder suggestions, which did not occur, is harmful to stockholders, who wish for us to align executive compensation with stockholder interests. Such a suggestion presumes stockholders expressed dissatisfaction with our compensation program during the engagement process described in our Proxy Statement. And, as discussed above, no such dissatisfaction was revealed during the process.

In response to our stockholders and the 2021 say-on-pay vote, we have vastly improved our outreach and continue to plan strong outreach into the future. In fact, more than one stockholder stated that they supported management, and as long as the program was sufficient to ensure retention, they supported the program. Retention is a critical basis for the current plan design and so we do not believe any change was required to address this particular stockholder comment.

The Board and Compensation Committee affirm our recommendation that stockholders vote FOR our Proposal 3. They urge stockholders NOT to follow the new ISS recommendation on Proposal 3, issued on the eve of our annual meeting and not supported by the correction of any errors in the previous report.

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